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                                                                   EXHIBIT 10.51

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made by and between BTU International, Inc. (the "Company"), a Delaware corporation, and Mark R. Rosenzweig (the "Executive"), effective as of this 14th day of June, 2002.

         WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

         WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Executive Officer and the Executive wishes to accept such employment;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

         1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

         2. TERM. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of twenty-four (24) months commencing on the first day of the Executive's employment hereunder (the "First Day of Employment") and shall be automatically extended thereafter for an indefinite term, unless either party provides written notice to the other at least six months prior to the expiration of the original term that the Agreement is not to be extended. The term of this Agreement, as may be extended or renewed, is hereafter referred to as "the term of this Agreement" or "the term hereof."

         3.       CAPACITY AND PERFORMANCE.

                  (a) During the term hereof, the Executive shall serve the Company as its Chief Executive Officer. The Executive shall comply with the lawful directives of the Board of Directors of the Company (the "Board") and shall perform such duties and responsibilities, commensurate with his position as

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         Chief Executive Officer, on behalf of the Company and its Affiliates as may from time to time be prescribed by the Board or its designee(s). In addition, the Company shall obtain all of the necessary director and/ or stockholder approvals required to elect the Executive to the Company's Board of Directors to serve for an initial period beginning on the [First Day of Employment], and ending on the date of the next annual meeting of stockholders of the Company. During the term hereof, the Company shall use its best efforts to assure that the nomination of the Executive is included as part of the Company's slate of directors to be recommended for election by the stockholders at each appropriate annual meeting of the stockholders, provided that the Executive is otherwise eligible for such election; however, the failure of the stockholders to so elect the Executive shall not constitute Good Reason for termination by the Executive hereunder. The Company shall have the right to remove the Executive from the Board of Directors at the time his employment hereunder is terminated for any reason, including expiration of the term set forth in Paragraph 2.

                  (b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder.

                  (c) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing, which approval shall not be unreasonably withheld; provided, however, that the Executive shall not be prohibited from devoting time to non-business related activities, so long as such activities do not prevent or interfere with the Executive's performance of his obligations hereunder.

         4. COMPENSATION AND BENEFITS. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

                  (a) BASE SALARY. During the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Thirty Thousand Dollars ($330,000) per annum, payable in accordance with the payroll practices of the Company for its executives (the "Base Salary"); provided, however, that the Base Salary will be subject to any reduction in effect from time to time that applies to executives of the Company generally. Such Base Salary shall be subject to increase in the sole discretion of the Board, based upon review of the Executive's performance by the Board from time to time, but in no event shall the Board review the Executive's performance less than annually.

                  (b) BONUS COMPENSATION. During the term hereof, the Executive shall be entitled to participate in the Company's Executive Bonus Plan (the "Plan") in accordance with the terms thereof, as such terms may be modified or amended by the Company from time to


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time. In accordance with the Plan, the amount of bonus compensation will be determined by the Board, based on its assessment, in its sole discretion, of the Company's achievement of performance targets which will be established annually by the Board after consultation with the Executive (the "Performance Targets"). The amount of bonus compensation for which the Executive will be eligible each fiscal year will range from zero to seventy percent (70%) of the sum paid to the Executive as salary over that fiscal year (the "Paid-Out Salary"), and will be thirty-five percent (35%) of the Paid-Out Salary if the Board determines that the Company has achieved all of the Performance Targets (the "Bonus"). For fiscal year 2002, the Bonus, if any, will be pro-rated based on the number of days during fiscal year 2002 the Executive was employed by the Company. In accordance with the Plan, except as set forth in Paragraphs 5(a), 5(b), 5(d) and 5(f) below, the Executive shall not be eligible to receive any portion of the Bonus for any fiscal year in which he is not employed by the Company on the date that bonus compensation payments are distributed.

                  (c) STOCK OPTIONS. Promptly following the First Day of Employment, the Company shall grant to the Executive an option to purchase One Hundred Fifty Thousand (150,000) shares of the common stock of the Company at a price per share equivalent to the fair market value on the First Day of Employment (the "Options"). The Options are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986. The shares which are subject to the Options shall vest and become exercisable over a four year period and shall expire on the fifth (5th) anniversary of the day immediately preceding the date the Options were granted, as set forth in the Company's 1993 Equity Incentive Plan, as may be amended from time to time (the "Equity Incentive Plan") and the option certificates. The Option shall be subject to a stock option grant agreement, the Equity Incentive Plan and such other restrictions as are generally applicable to stock options issued to employees of the Company, as each may be amended from time to time. The grant of stock options to the Executive under this Agreement is subject to the Executive signing the applicable stock option grant agreement. The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for him individually by the Board.

                  (d) RESTRICTED STOCK. Promptly following the First Day of Employment, the Company shall grant to the Executive Twenty Thousand (20,000) shares of restricted common stock of the Company (the "Restricted Shares"). The Restricted Shares will vest during the Executive's employment hereunder in accordance with the following schedule: (i) ten thousand (10,000) Restricted Shares will vest twelve months after the First Day of Employment; and (ii) the remaining ten thousand (10,000) Restricted Shares will vest twenty-four months after the First Day of Employment. The Restricted Shares shall be subject to all terms and provisions of any applicable agreement or plan relating to restricted stock of the Company, including the Equity Incentive Plan and other restrictions as are generally applicable to restricted stock issued to employees of the Company, as each may be amended from time to time. Notwithstanding anything to the contrary contained herein or in any applicable agreement or plan relating to restricted stock of the Company, if the Executive has made a timely election pursuant to Section 83(b) of the Internal Revenue Code, as amended, with respect to the Restricted Shares (the "83(b) Election"), then, upon the termination of the
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Executive's employment hereunder: (A) pursuant to Sections 5(a), 5(b), or 5(d)
of this Agreement, the Company shall either, in its sole discretion: (i) cause to immediately vest and become fully exercisable all of the Restricted Shares that are not yet vested and exercisable; or (ii) immediately cancel the Restricted Shares that are not yet vested and exercisable and reimburse the Executive for the amount of taxes he paid to the Internal Revenue Service in connection with the 83(b) Election, provided the Executive submits satisfactory substantiation and documentation as requested by the Company; (B) pursuant to
Section 5(f) of this Agreement during the first year of the Executive's employment hereunder, the Company shall either, in its sole discretion: (i) cause to immediately vest and become fully exercisable the Restricted Shares described in 4(d)(i) above, or (ii) immediately cancel the Restricted Shares described in 4(d)(i) above and reimburse the Executive for the amount of taxes he paid to the Internal Revenue Service in connection with the 83(b) Election with respect to such shares, provided the Executive submits satisfactory substantiation and documentation as requested by the Company, and, in either case, cause to immediately vest and become fully exercisable the Restricted Shares described in 4(d)(ii) above; or (C) pursuant to Section 5(f) of this Agreement during the second year of the Executive's employment hereunder, the Company shall cause to immediately vest and become fully exercisable the Restricted Shares described in Section 4(d)(ii) above (the "Restricted Stock Benefit").

                  (e) VACATIONS. During the term hereof, the Executive shall be entitled to up to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

                  (f) OTHER BENEFITS. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. In addition, during the term hereof, the Company shall: (i) lease on behalf of the Executive, or reimburse the Executive for the cost equivalent of leasing, a Mercedes E320 or equivalent automobile; and (ii) reimburse the Executive for the cost of gasoline, routine maintenance and automobile insurance associated with the leased automobile; provided the Executive submits satisfactory documentation as may be specified by the Company (the "Automobile Benefit"). In addition, during the term hereof, the Company shall provide for an additional term life insurance benefit for the Executive with a death benefit not less than two (2) times the Executive's Base Salary, to be payable to such beneficiaries as shall be designated by the Executive (the "Life Insurance Benefit").

                  (g) BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any reasonable limit and


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other reasonable restrictions on such expenses set by the Board and subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

         5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

                  (a) DEATH. In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. For purposes of this Agreement, the date of termination of the Executive's employment hereunder is referred to as the "Separation Date." In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the Separation Date, (ii) pay for any vacation time earned but not used through the Separation Date, (iii) any Bonus for the fiscal year preceding the year in which the Separation Date occurs that was earned but had not yet been paid; (iv) provided that the Executive was employed for at least one hundred eighty (180) days during the fiscal year in which the Separation Date occurs, any Bonus for such fiscal year, pro-rated based on the number of days during such fiscal year the Executive was employed by the Company; and (v) any business expenses incurred by the Executive but that had not yet been reimbursed on the Separation Date, provided that such expenses and the required substantiation and documentation are submitted within thirty
(30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, "Final Compensation)." In addition, if the Executive made an 83(b) Election, the Company shall provide the Restricted Stock Benefit to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate. The Company shall have no further obligation to the Executive hereunder.

                  (b)      DISABILITY.

                           (i) The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for ninety (90) consecutive calendar days or an aggregate of one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation and, if the Executive made an 83(b) Election, the Company shall provide the Restricted Stock Benefit to the Executive.

                           (ii) The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(f), to the extent permitted by the then-current terms of the applicable benefit plans, until the



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         Executive becomes eligible for disability income benefits under the
         Company's disability income plan or until the termination of his employment, whichever shall first occur.

                           (iii) While receiving disability income payments under the Company's disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(f) and the terms of such plans, until the termination of his employment.

                           (iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

                  (c) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events shall constitute Cause for termination:

                           (i) The final written determination by the Board of Directors of the Company, after 30 days' prior written notice to the Executive and the opportunity for the Executive to be heard by the Board of Directors, that the Executive has materially failed to perform his duties and responsibilities to the Company or any of its Affiliates (other than by reason of disability), or acted in a materially negligent manner with respect to his duties and responsibilities to the Company or any of its Affiliates;

                           (ii) The final written determination by the Board of Directors of the Company, after 30 days' prior written notice to the Executive and the opportunity for the Executive to be heard by the Board of Directors, that the Executive has materially breached any material provision of this Agreement or any other agreement with the Company or any of its Affiliates;

                           (iii) The commission of fraud, embezzlement or theft by the Executive with respect to the Company or its Affiliates; or

                           (iv)     The commission by the Executive of any
         felony or any other crime involving dishonesty or moral turpitude.
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Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for (i) the Base Salary earned but not paid through the Separation Date,
(ii) pay for any vacation time earned but not used through the Separation Date,
(iii) any Bonus for the fiscal year preceding the year in which the Separation Date occurs that was earned but had not yet been paid; and (iv) any business expenses incurred by the Executive but that had not yet been reimbursed on the Separation Date, provided that such expenses and the required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy Final Compensation.

                  (d) BY THE COMPANY OTHER THAN FOR CAUSE AND TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Company may terminate the Executive's employment hereunder other than for Cause at any time. For purposes hereof, the election by the Company not to renew the term of this Agreement pursuant to
Section 2 above shall for all purposes be deemed a termination by the Company other than for Cause, and in such event, the Executive shall be entitled to all of the rights and benefits set forth in this Paragraph 5(d) as of the expiration of the term of this Agreement. The Executive may terminate this Agreement at any time for Good Reason. "Good Reason" shall mean any of the following circumstances unless remedied by the Company within thirty (30) days after receipt of written notification from the Executive that such circumstances exist or have occurred: (i) material diminution in the nature or scope of the Executive's responsibilities, duties or authority; provided, however, that any diminution of the business of the Company or any of its Affiliates shall not constitute Good Reason; (ii) material reduction of the Executive's compensation and/or benefits, other than any reduction in effect from time to time that applies to the base salaries of executives of the Company generally, as provided in Paragraph 4(a); or (iii) any material failure by the Company to comply with any of the material provisions of this Agreement.

         In the event of such termination by the Company other than for Cause or by the Executive for Good Reason: (A) during the first year of the Executive's employment hereunder, in addition to Final Compensation, for the number of months equal to the difference between (y) twenty-four (24) and (z) the number of months the Executive was employed hereunder, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the Separation Date; or (B) during the second year of the Executive's employment hereunder, in addition to Final Compensation, for a period of twelve months following the Separation Date the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination; or (C) during any extension term of this Agreement, in addition to Final Compensation, for a period of twelve months following the Separation Date the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination, provided the Executive makes himself available to perform a reasonable amount of transition services during the first three months following the Separation Date (all of the foregoing, "Severance Payments"). In addition, if the Executive made an 83(b) Election, the Company shall provide the Restricted Stock Benefit to the Executive. The Severance Payments will be calculated using the Base Salary in effect on the Separation Date, as modified by any reduction then in effect with respect to the base salaries of executives of the Company generally. The Severance Payments will be offset by any amount the Executive earns through other employment while receiving the Severance Payments.
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         In addition to the benefits outlined above, the Company shall continue the Automobile Benefit and the Life Insurance Benefit for a period of three months, and shall continue the Executive's coverage under the Company's medical and dental plans until the earlier of the date that is six months after the Separation Date or the date that the Executive obtains other employment that offers comparable medical and dental insurance, subject to the Executive's compliance with the substantiation and documentation requirements set forth in Paragraph 4(f) and subject to the terms of the applicable benefit plans and applicable law. Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing a release of claims in the form provided by the Company (the "Employee Release") within twenty-one days (or such greater period as the Company may specify) following the later of the date on which the Executive receives notice of termination of employment or the date the Executive receives a copy of the Employee Release and upon the Executive not revoking the Employee Release in a timely manner thereafter. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company's next regular payroll period which is at least five business days following the effective date of the Employee Release, but shall be retroactive to next business day following the Separation Date.

                  (e) BY THE EXECUTIVE. After the original term hereof expires, during any extension term, the Executive may terminate his employment hereunder at any time other than for Good Reason upon four months' notice to the Company. Upon the effective date of such termination of the Executive's employment hereunder, the Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

                  (f) UPON A CHANGE OF CONTROL. If a Change of Control, as defined in Paragraph 13 below, occurs and, within four (4) months prior to or following such Change of Control, the Company terminates the Executive's employment other than for Cause as a result of such Change of Control, then, in lieu of any payments to the Executive under Paragraph 5(d) hereof, and provided that the Executive signs the Employee Release as specified in Paragraph 5(d), the Company shall: (i) in addition to the Final Compensation, for a period which is the greater of (A) the remaining portion of the initial term of this Agreement; and (B) eighteen months following the Separation Date, continue to pay the Executive the Base Salary at the rate in effect on the Separation Date, as modified by any reduction then in effect with respect to the base salaries of executives of the Company generally; and (ii) cause all shares subject to the Option, as defined in Paragraph 4(c) above, that are not exercisable on the Separation Date to immediately vest and become fully exercisable (the "Accelerated Options"). The Accelerated Options will remain exercisable until that date which is three months from the Separation Date (or, if the Separation Date occurs prior to the date the Change of Control occurs, until that date which is three months from the date the Change of Control occurs), after which date any Accelerated Options not exercised shall be forfeited and shall terminate. Except as otherwise expressly provided in this Paragraph 5(f), the terms and conditions of the Accelerated Options shall remain unchanged and shall be governed by the terms of the applicable stock option grants, agreements and plans and other restrictions or provisions generally applicable to options granted to Company employees, as these may be amended from time to time by the Company. In addition, provided that the Executive was employed for at least one hundred eighty (180) days during the fiscal year in which the Separation Date occurs, the Company shall pay the Executive any Bonus for such fiscal year, pro-rated based on the number of days during such fiscal year the Executive was employed by the Company. If the Executive made an 83(b) Election, the Company shall provide the Restricted Stock Benefit to the Executive.

         6. EFFECT OF TERMINATION. The provisions of this Section 6 shall apply to termination due to the expiration of the term hereof, pursuant to
Section 5 or otherwise.

                  (a) Payment by the Company of any Base Salary or other specified amounts that may be due the Executive, the continuation of the Automobile Benefit and any acceleration of the exercise date of any shares of the Option to which the Executive may be entitled under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive.

                  (b) Except as otherwise provided in this Agreement and by applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

                  (c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Paragraphs 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Paragraph 5 hereof is expressly conditioned upon the Executive's continued full performance of obligations under Paragraphs 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Paragraph 5, no compensation is earned after termination of employment.

         7.       CONFIDENTIAL INFORMATION.

                  (a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

                  (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

         8. ASSIGNMENT OF RIGHTS TO INTELLECTUAL PROPERTY. The Executive shall promptly and fully disclose all Intellectual Property, as defined in Paragraph 13 below, to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire".

         9. RESTRICTED ACTIVITIES. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

                  (a) While the Executive is employed by the Company, during the period during which the Executive is receiving the Severance Payments, and for an additional eighteen months thereafter (in the aggregate, the "Non-Competition Period"), the Executive shall not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes with any Business of the Company or its Affiliates, in the United States or any other geographic area where such Business is being conducted or actively being planned to be conducted at or prior to the Separation Date. For the purposes of this Section 9, the Business of the Company and its Affiliates shall include all Products and the Executive's undertaking shall encompass all items, products and services that may be used in substitution for Products. In no case shall the Non-Competition Period last for more than twenty four (24) months after the Separation Date. Notwithstanding the foregoing, ownership of not more than five percent of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Paragraph 9.

                  (b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

                  (c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

         10. NOTIFICATION REQUIREMENT. During the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake which business is the same as or similar to the business of the Company, as soon as reasonably practicable after the Executive finalizes his intention to engage in such activity. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive's continued compliance with his obligations under Sections 7, 8 and 9 hereof.

         11. ENFORCEMENT OF COVENANTS. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of
Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         12. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

         13. DEFINITIONS. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

                  (a) "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

                  (b) "Change of Control" means (A) any Person or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (the "Exchange Act")), other than the Company or any of its Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Exchange Act), directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; (B) any merger or consolidation involving the Company or any sale of all or substantially all of the assets of the Company, or any combination of the foregoing; or (C) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company's Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates.

                  (c) "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

                  (d) "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

                  (e) "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

                  (f) "Products" mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive's employment.

         14. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

         15. ASSIGNMENT. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

         16. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         17. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         18. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of [the Chair of the Board], or to such other address as either party may specify by notice to the other actually received.

         19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

         20. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Company.

         21. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

         22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         23. GOVERNING LAW. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:                              BTU INTERNATIONAL, INC.



____________________                        By:  _________________________
Mark R. Rosenzweig
                                            Name: Paul J. van der Wansem
                                            Title:  President & CEO